EXHIBIT 99.1

Medarex, Inc. Issues Notice of Change in Control to Holders of its Convertible Notes

(PRINCETON, NJ – September 24, 2009) – Medarex, Inc., a wholly owned subsidiary of Bristol-Myers Squibb Company (NYSE: BMY), issued, under the terms of the indenture for Medarex’s 2.25% Convertible Senior Notes due May 15, 2011 (the “Convertible Notes”), a notice of change in control (the “Company Notice”) to holders of the Convertible Notes.

The change in control of Medarex resulted from the expiration of the initial offering period and acceptance on August 27, 2009 by Puma Acquisition Corporation, a wholly-owned subsidiary of Bristol-Myers Squibb, of the shares of Medarex tendered pursuant to the tender offer by Puma Acquisition Corporation and Bristol-Myers Squibb for all the outstanding common stock of Medarex. Bristol-Myers Squibb completed the tender offer on September 1, 2009 and, as a result, Medarex was merged with and into Puma Acquisition Corporation, with Medarex continuing as the surviving company and a wholly owned subsidiary of Bristol-Myers Squibb.

As a result of the change in control, holders who validly deliver their Convertible Notes for repurchase on or before October 23, 2009 in accordance with the Company Notice will receive cash in an amount equal to 100% of the principal amount of the Convertible Notes delivered for repurchase plus interest accrued but unpaid to, but excluding, the Repurchase Date. A holder’s election to require repurchase of such holder’s Convertible Notes pursuant to the Company Notice shall be irrevocable, except that the right of the holder to convert its Convertible Notes with respect to which the repurchase right is being exercised shall continue until the close of business on November 6, 2009.

The indenture for the Convertible Notes was amended following the merger to provide that, following the effective time of the merger, the Convertible Notes are convertible only into $1,166.6064 in cash per $1,000 principal amount of Convertible Notes in accordance with the terms of the indenture.

Medarex will pay for all Convertible Notes validly delivered for repurchase (and not subsequently converted) on November 9, 2009 (the “Repurchase Date”). Any Convertible Notes not delivered for repurchase and which remain outstanding after the Repurchase Date shall continue to be convertible into cash in accordance with the Convertible Notes indenture.

This press release does not constitute an offer to repurchase the Convertible Notes or a notice of change in control under the Convertible Notes indenture and is qualified in its entirety by reference to the Company Notice and the Convertible Notes indenture. Holders of Convertible Notes should read the Company Notice and the Convertible Notes indenture for additional information.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life. For more information, visit: www.bms.com.

Bristol-Myers Squibb Company
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Brian Henry, 609-252-3337
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